EX-99.B6-a

                            ARTICLES OF INCORPORATION

                                     OF THE

                              JACKSON NATIONAL LIFE
                                INSURANCE COMPANY

         We,  the  undersigned,   desiring  to  become  incorporated  under  the
provisions of Act No. 218 of the Public Acts of 1956, "The Insurance Code," do hereby make, execute, and adopt the following Articles of Association, to-wit:

                                   ARTICLE I.

         The names of the incorporators and their respective places of residence are as follows:

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               NAME                              PLACE OF RESIDENCE
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A. J. Pasant                      3226 Hartzell, Evanston, Illinois
Leslie W. Scott                   304 W. Washington, Ilinsdale, Illinois
Charles H. Bruce                  3445 W. 97th St., Evergreen Park, Illinois
Herbert J. Schoen                 9520 Central Park, Evanston, Illinois
Joseph J. Pernick                 19801 Monte Vista, Detroit, Michigan
Solomon A. Weisgal                3222, Hartzell, Evanston,
John G. Schafer                   43 Beaconhill, Grosse Pointe, Michigan
Philip J. May                     829 Southlawn, East Lansing, Michigan
Jordan J. Popkin                  1500 W. Hillsdale, Lansing, Michigan
Jane B. Hart                      Mackinac Island, Michigan
Frank H. Lindquist                3128 N. Ernst St., Franklin Post, Illinois
Bert Nielsen                      14018 Stahelin Avenue, Detroit, Michigan
Ira L. Grinnell                   1195 Haslett Road, Williamston, Michigan
Morrice Henderson                 533 Grove Street, East Lansing, Michigan
Edgar L. Harden                   537 W. Kaye Avenue, Marquette, Michigan
Maurus J. Schumacher              164 Ridgemont Rd., Grosse Pte Farms, Michigan
Howard J. Grimes                  403 Southlawn, East Lansing, Michigan
Richard A. McNichol               92 Shadywood Lane, Battle Creek, Michigan
Raymond Crouse                    2626 Court Street, Saginaw, Michigan
Erik G. Dall                      Route #2, Berrien Springs, Michigan
Peter F. Hurst                    5500 Browns Lake Road, Jackson, Michigan
John J. Collins                   2339 Jefferson Road, Clarklake, Michigan
Apex Investment Co.               3001 Cadillac Tower, Detroit, Michigan
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                                   ARTICLE II.

         The name assumed by this Corporation and by which it shall be known in law is JACKSON NATIONAL LIFE INSURANCE COMPANY and its principal office for the transaction of business shall be in the City of Lansing, State of Michigan.

                                  ARTICLE III.

         This corporation is organized for the following purposes, as authorized by Chapter 6, Act No. 218 of the Public Acts of 1956, as amended, namely:

         To make insurance upon the lives and health of persons and every insurance pertaining thereto, and to grant, purchase or dispose of annuities and endowments of every kind and description whatsoever and to reinsure any risk authorized to be undertaken by it and to grant reinsurance upon any similar risk undertaken by any other insurer.

         To make insurance upon any person against bodily injury or death by accident or against disability on account of sickness or accident, including also the granting of specific hospital benefits and medical surgical and sick care benefits to any person, family or group, subject to such limitations as may be prescribed with respect thereto, and to reinsure any risk authorized to be undertaken by it and to grant reinsurance upon any similar risk undertaken by any other insurer.

         The corporation may issue Founders Policies not to exceed an aggregate face amount of $30,000,000 to be held by not more than 3,000 holders. The corporation shall not issue any of the aforementioned Founders Policies after five (5) years from the date the corporation receives its certificate of authority. The Founders Policies are subject to the rights and provisions hereinafter set forth.

         The corporation may issue participating and non-participating policies or contracts provided that any participating policy or contract to be issued by the corporation shall, by its terms, give the right to participate in the divisible surplus earnings of the corporation as provided by law and as more particularly provided by Section 4020 of The Insurance Code of 1956.

                                   ARTICLE IV.

         The term of existence of the corporation shall be perpetual.

                                   ARTICLE V.

         The annual meeting of the Shareholders shall be held each year at a time and place as the Board of Directors deems advisable.

                                   ARTICLE VI.

         The capital stock of the corporation shall be Fifty Seven Million Five Hundred Thousand ($57,500,000.00) Dollars, divided into fifty million (50,000,000) shares of Common Stock, one dollar and fifteen cents ($1.15) per value per share.

                                  Voting Rights

         Each holder of Common Stock of the Corporation shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation and may vote the same in person or by proxy.

                              No Pre-Emptive Rights

         No holder of the Common Stock shall have any pre-emptive or preferential right of subscription to any shares of stock of this Corporation heretofore or hereafter authorized or to any obligations convertible into stock issued or sold, and the Board of Directors may issue stock ofthis Corporation or obligations convertible into stock without offering such issue of stock either in whole or in part to the holders of the Common Stock of this Corporation, upon such terms and conditions as the Board of Directors shall prescribe: provided, however, that any offering of shares of stock not be at a price per share less than the par value thereto.

                                  ARTICLE VII.

         1. In each and every calendar year commencing with the calendar year 1965, an amount equal to twenty-five (25%) per cent of the net gain from operations before dividends to policyholders and excluding capital gains and losses of the corporation for such year, after making provisions for all taxes and after deduction of the sum of Fifty-Six Thousand ($56,000.00) Dollars, all as reflected in the annual statement for such year filed by the Corporation with the Insurance Department of the State of Michigan, shall be set aside and make available to eligible Founders Policyholders for the purpose and subject to the limitation hereinafter set forth.

         1.01 Eligible Founders Policyholders shall be holders of such Founders Policies as may be sold and issued by the Corporation from time to time, who shall have currently paid premiums on their respective Founders Policies for the current year and who shall have paid in full all premiums on their respective Founders Policies for the preceding three (3) years.

         1.02 Each eligible Founders Policyholder shall be entitled to receive a proportion of the amount allocated as provided in paragraph 1 hereof, which proportion shall be the proportion which the amount of the annual premium for said individual Founders Policy shall be the total amount of the annual premiums for all Founders Policies, except those Founders Policies on which premiums have not been paid for three (3) full years, at any time issued by the Corporation; provided, however, that no eligible Founders Policyholder shall be entitled to receive in any one year an amount in excess of the amount of the annual premium for said Founders Policy.

                                  ARTICLE VIII.

         The corporate powers of the Corporation shall be exercised by a Board of Directors consisting of not less than three (3), and at least one (1) members of the Directors shall be a resident of the State of Michigan.

                                   ARTICLE IX.

         The Directors shall hold a meeting immediately following the Annual Shareholders Meeting in each year; at which time they shall elect from their membership a President and may elect a Chairman of the Board of Directors. At such meeting, the Directors shall also elect one or more Vice Presidents, a Secretary, a Treasurer, and such other officers and committees as the By-Laws may require, none of whom need be Directors of the corporation, and whose appointments shall be during the pleasure of the Board. The President shall be the Chief Executive Officer of the corporation and the duties and responsibilities of all other officers shall be such as may be assigned to them from time to time by the Chief Executive Officer, or the Board of Directors in accordance with the By-Laws of the corporation.

                                   ARTICLE X.

         The time for holding the annual meeting of the corporation shall be as above provided and notice of all meetings of the shareholders shall be given by mailing to each shareholder a copy of such notice, postage prepaid, directed to his last known place of residence, at least twenty-one (21) days prior to the time fixed for such meeting. Such notice shall state the time and place, and if it be a Special Meeting, the purpose of such meeting.

                                   ARTICLE XI.

         The Directors may adopt By-Laws and amend the same from time to time for the proper conduct and operation of the business of the corporation not inconsistent with these Articles of Incorporation.